Exhibit 10.5

EXCELERATE ENERGY L.P. 2445 Technology Forest Blvd., Level 6 The Woodlands, TX 77381 USA T: +1 832 813 7100 F: +1 832 813 7103 excelerateenergy.com STEVEN KOBOS President & Managing Director

April 3, 2020

Dana Armstrong
  Via Korn Ferry

Dear Dana:

We are pleased to extend our conditional offer to you for the position of Chief Financial Officer at Excelerate Energy, LP. The following is intended to confirm our mutual understanding regarding compensation and other terms of the offer.

The terms of the offer are as follows:

•	The anticipated start date of employment will be April 27, 2020.

•	An annual base salary of $350,000.00 payable in biweekly installments in arrears, less usual, and customary payroll deductions.

•	A one-time signing bonus of $50,000.00 payable on your first payroll less usual and customary payroll deductions.

•
The position of Chief Financial Officer reports to the Managing Director, Steven Kobos, and your responsibilities will be as set forth in the Position Description that we discussed.  The Company may change the position and/or person to whom you report and the responsibilities of your position at the Company’s discretion.

•	Excelerate will provide to you an employment agreement for a three-year term. The contract shall include a one-year severance valued at $550,000 if you are terminated without cause.

•
You are eligible to participate in the Company’s annual incentive compensation plan (“IC Plan”), pursuant to which IC Plan compensation may be payable based on the Company’s performance, your contribution to the Company’s success and subject to the terms and conditions specified in the IC Plan document. Your initial IC Plan target will be 65% of your base salary.  All IC Plan compensation is subject to satisfactory performance and to the condition precedent that the employee be continuously employed and actively at work during the IC Plan year and on the date on which the IC Plan compensation is paid. Excelerate will guarantee $550,000.00 total compensation for Year 1 (inclusive of salary and bonus).

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The Company offers a competitive and comprehensive benefits program.  You will be eligible to participate in our medical, dental, life, AD&D, disability, 401K, and flexible benefits program effective the first day of the month following your date of hire subject to the terms of each benefit plan.  More information regarding these benefits will be provided to you soon.

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You will accrue 5.85 hours of paid time off (“PTO”) each pay period up to a maximum of 19 work days per year in accordance with the Company’s PTO policy.  Excelerate offers two floating holidays per year after one full year of employment and you will be offered one floating holiday during the first year.   Excelerate also recognizes nine regular holidays annually.

All offers of employment are contingent upon negative drug screen results, a satisfactory background check and execution of the Company’s standard Confidential Information & Inventions Agreement and Foreign Corrupt Practices Act Compliance Certificate. We will provide you information regarding the drug screening and you will be responsible for participating in the screening within one week from the time you receive the information.

By signing this letter you confirm that (i) until your employment with your existing employer is terminated you will fulfill your duty of loyalty to your current employer; (ii) you will comply with all obligations respecting confidential information of your current employer, including any such obligations respecting customer lists and customer information and the like; and (iii) you have provided to the Company all agreements which in any way restrict your ability to work on behalf of the Company (i.e. non-competition and non-solicitation agreements and or similar provisions which may be contained in other agreements).

Please contact me to discuss any questions you might have.

To indicate your acceptance of this offer, please sign below and return to me by Tuesday, April 6, at 5:00 p.m.  My email is                  .

I look forward to your response.

Yours very truly,

/s/ Steven Kobos

Steven Kobos
Managing Director
Excelerate Energy Limited Partnership

The provisions of this offer of employment have been read, are understood, and the offer is accepted. I understand that my employment is contingent upon negative drug screen results, a satisfactory background check and execution of the Company’s standard Confidential Information & Inventions Agreement and Foreign Corrupt Practices Act Compliance Certificate.

Accepted:	/s/ Dana Armstrong	Date:	4/3/20
Dana Armstrong